Exhibit 4.27

Joinder Agreement

in relation to

Voting Rights Proxy Agreement

This Joinder Agreement in relation to Voting Rights Proxy Agreement (this “Agreement”), is made and become effective this 15th day of July 2018 in Shanghai by and among:

Shanghai Juxiang Investment Management Consulting Co., Ltd, a wholly foreign-owned enterprise duly organized and validly existing under the laws of the PRC, with its registered address at Room 3929, No.24 Building, No. 2, Xincheng Road, Ni Cheng Town, Pudong New District, Shanghai, China (“Shanghai Juxiang”);

Ni Jianda, a PRC citizen and holder of identification card number 31010319631016089X;

Shanghai Jupai Investment Group Co., Ltd. (previously named as Shanghai Jupai Investment Consulting Co., Ltd., a limited liability company duly organized and existing under the laws of the PRC, with its registered address at Room 3508, No.24 Building, No. 2, Xincheng Road, Ni Cheng Town, Pudong New District, Shanghai, China (“Domestic Company”); Domestic Enterprise is made a party to this Agreement of the purpose of acknowledgement.

(individually, a “Party” and collectively, the “Parties”).

RECITALS:

A.                                                  Shanghai Juxiang, the Domestic Company and Hu Tianxiang, among others, entered into a Voting Rights Proxy Agreement dated as of January 8, 2014 (the “Voting Rights Proxy Agreement”), under which Hu Tianxiang has granted the Shanghai Juxiang or its designee all shareholder rights and powers set forth therein.

B.                                                  Hu Tianxiang and Ni Jianda entered into a share transfer agreement (“the Transfer Agreement”) on July 15, 2018, under which Hu Tianxiang has transferred 67.67% equity interests in the Domestic Company (which equals to RMB 20.3 million registered capital) to Ni Jianda. At the completion of such share transfer, Ni Jianda owned 67.67% equity interests in the Domestic Company and Hu Tianxiang ceased to be a shareholder of the Domestic Company.

C.                                                  The parties hereto desire to enter into this Agreement to witness that Ni Jianda, upon becoming the shareholder of the Domestic Company, agree to irrevocably grant and entrust Shanghai Juxiang and its designee the execute power of attorney with all shareholder rights and powers as set forth in the Voting Rights Proxy Agreement.

NOW THEREFORE, all parties mutually agree and confirm as follows:

1.                                                    Interpretation. In this Agreement, except as the context may otherwise require, all words and expressions defined in the Voting Rights Proxy Agreement shall have the same meanings when used herein.

2.                                                    Assumption. Ni Jianda agrees to assume all the duties, burdens and obligations as Shareholder of Domestic Company imposed pursuant to the provisions of the Voting Rights Proxy Agreement.

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3.                                                    Power of Attorney. Ni Jianda hereby agrees to irrevocably grant and entrust Shanghai Juxiang or its designees to execute power of attorney in Schedule 1.

4.                                                    Enforceability. Each of the existing parties of the Voting Rights Proxy Agreement shall be entitled and obliged to enforce and perform the Voting Rights Proxy Agreement and the Ni Jianda shall be obliged to all the duties, burdens and obligations of the Shareholders of Domestic Company under the Voting Rights Proxy Agreement as if Ni Jiangda had been an original party to the Voting Rights Proxy Agreement since the date of this Agreement.

5.                                                    Governing Law. This Agreement shall be governed by and construed in accordance with PRC laws.

6.                                                    Language. This Agreement shall be executed in both English and Chinese. In case of any discrepancies between English and Chinese, the Chinese version shall prevail.

7.                                                    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (including by means of facsimiled signature pages), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed or have caused their respective duly legal representatives to execute this Agreement as of the date and year first above written.

Ni Jianda

By:	/s/ Ni Jianda

IN WITNESS WHEREOF, the parties have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Shanghai Juxiang Investment Consulting Co., Ltd.

By: Legal/Authorized Representative	/s/ Ni Jianda
Name: Ni Jianda
Title: Chairman

ACKNOWLEDGED BY:

DOMESTIC ENTERPRISE:

Shanghai Jupai Investment Group Co., Ltd.

By: Legal/Authorized Representative	/s/ Ni Jianda
Name: Ni Jianda
Title: Chairman

Schedule 1

Power of Attorney

This power of attorney (this “Power of Attorney”) is executed on July 15, 2018, by Ni Jianda, resident at Apartment802, Road Pubei, Xuhui District, Shanghai with ID number of 31010319631016089X and deliver to Shanghai Juxiang Investment Management Consulting Co., Ltd attorney in fact (“Attorney”), resident at Room 3929, No.24 Building, No. 2, Xincheng Road, Ni Cheng Town, Pudong New District, Shanghai, China.

I, Ni Jianda, hereby authorized Attorney to act, on my behalf, to exercise the following rights and powers enjoyed by me as the shareholder of Shanghai Jupai Investment Group Co., Ltd (the “Company”)

1.              To act as my agent, propose for or present the shareholder meeting of the Company in accordance with the valid Articles of Association of the Company;

2.              To represent me to exercise the voting rights on the decision matter at the shareholder meeting, which is including but not limited to: designating and electing the director, general manager or other senior officers who shall be appointed or removed by the Shareholders: to dispose of the assets of the company and to form the liquidation committee on behalf of the Shareholder to exercise power during the liquidation period upon the dissolution or liquidation, to the extent permitted by applicable laws;

3.              To represent me to exercise the voting rights for the shareholder under the valid Articles of Association thereof (including any other shareholders’ voting right under the Articles of Association as it may be amended from time to time);

4.              To represent me to execute the equity transfer agreement or other related document and complete the necessary governmental approvals, registrations or filings in case that my equity interest is transferred according to Call Option Agreement.

I hereby irrevocably confirms that unless an instruction is given by Shanghai Juxiang Investment Management Consulting Co., Ltd. (“WFOE”) to me to change the Attorney, this Power of Attorney shall be valid until Voting Rights Proxy Agreement among WFOE, the Company and its shareholders is expired or terminated.

Hereby Authorized

Name: Ni Jianda

By:	/s/ Ni Jianda